EXHIBIT 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Global Net Lease, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 457(c)	2,295,658	$11.05	$25,722,847.89	0.0001102	$2,834.66

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$25,722,847.89		$2,834.66

	Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,834.66

(1)	This Registration Statement on Form S-8 relates to 2,295,658 shares of common stock, par value $0.01 per share (“GNL Common Stock”), of Global Net Lease, Inc., a Maryland corporation (the “Company”). In connection with the Agreement and Plan of Merger (the “REIT Merger Agreement”) by and among the Company, the Necessity Retail REIT, Inc., a Maryland corporation (“RTL”), Global Net Lease Operating Partnership, L.P., a Delaware limited partnership (“GNL OP”), The Necessity Retail REIT Operating Partnership, L.P., a Delaware limited partnership (“RTL OP”), Osmosis Sub I, LLC, a Maryland limited liability company and wholly-owned subsidiary of GNL (“REIT Merger Sub”), and Osmosis Sub II, LLC, a Delaware limited liability company and wholly-owned subsidiary of GNL OP (“OP Merger Sub”), whereby RTL merged with and into REIT Merger Sub, with REIT Merger Sub continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “REIT Merger”), the Company assumed the 2018 Omnibus Incentive Compensation Plan of RTL (the “RTL 2018 Plan”). At the effective time of the REIT Merger, 3,426,355 shares of Class A common stock, par value $0.01 per share, of RTL were reserved and available for issuance pursuant to outstanding or future awards under the RTL 2018 Plan. As adjusted by the Exchange Ratio (as defined below), this equates to 2,295,658 shares of GNL Common Stock to be registered hereunder. The “Exchange Ratio” means the conversion rate of one share of RTL Class A Common Stock for the right to receive 0.670 shares of GNL Common Stock in connection with the REIT Merger.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low prices for a share of the registrant’s GNL Common Stock on September 8, 2023, as reported on the New York Stock Exchange.

(3)	In connection with the registration of the GNL Common Stock, a registration fee of $2,834.66 was calculated in accordance with Rule 456(b) and Rule 457(r) under the Securities Act.